Exhibit 99.1

Contact:	Charles L. Dunlap, CEO Gregory J. Pound, COO Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES FINANCIAL RESULTS

November 9, 2009	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its financial results for the three months ended September 30, 2009.

FINANCIAL RESULTS

An overview of the financial performance for the three months ended September 30, 2009, as compared to the three months ended September 30, 2008, includes:

•                  Quarterly operating income decreased to $7.8 million from $8.8 million due principally to the following:

•                  Quarterly revenue increased to $35.4 million from $35.2 million due to increases in revenue at the Gulf Coast, Midwest and Brownsville terminals of approximately $0.6 million, $0.3 million and $0.7 million, respectively, offset by decreases in revenue at the River and Southeast terminals of approximately $1.1 million and $0.4 million, respectively.

•                  Quarterly direct operating costs and expenses increased to $16.9 million from $16.3 million due to increases in direct operating costs and expenses at the Midwest, River and Southeast terminals of $0.3 million, $0.2 million, and $0.7 million, respectively, offset by decreases in direct operating costs and expenses at the Gulf Coast and Brownsville terminals of $0.4 million and $0.3 million, respectively.

•                  A decrease in direct general and administrative expenses of approximately $0.1 million.

•                  An increase in depreciation and amortization expense of approximately $0.7 million.

•                  Quarterly net earnings decreased to $5.7 million from $7.0 million.

•                  Net earnings per limited partner unit—basic decreased to $0.41 per unit from $0.51 per unit.

•                  The distribution declared per limited partner unit was $0.59 per unit for the three months ended September 30, 2009 and 2008.

Adjusted operating surplus generated during the three months ended September 30, 2009 was $10.9 million and distributions allocable to the period were $8.0 million.

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Certain throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a fixed amount of revenue to be recognized by us.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which results in a fixed amount of revenue to be recognized by us.  We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Firm Commitments:
Terminaling services fees, net:
External customers	$8,973	$8,975	$28,021	$26,630
Affiliates	19,499	17,715	56,853	52,442
Total firm commitments	28,472	26,690	84,874	79,072
Variable:
Terminaling services fees, net:
External customers	1,283	1,628	3,863	3,904
Affiliates	(59)	7	(754)	(227)
Total	1,224	1,635	3,109	3,677
Pipeline transportation fees	919	826	3,105	2,833
Management fees and reimbursed costs	547	478	1,524	1,430
Other	4,208	5,575	13,009	17,108
Total variable	6,898	8,514	20,747	25,048
Total revenue	$35,370	$35,204	$105,621	$104,120

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the nine months ended September 30, 2009 was as follows (in thousands):

At September 30, 2009
Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$10,391
More than 1 year but less than 3 years remaining	13,560
More than 3 years but less than 5 years remaining	32,496
More than 5 years remaining	28,427
Total firm commitments for the nine months ended September 30, 2009	$84,874

TransMontaigne Partners also released the following statements regarding its current liquidity and capital resources:

•                  Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders and capital expenditures.  We believe that we will be able to generate sufficient cash from operations in the future to meet our liquidity needs to fund our working capital requirements and to fund our distributions to unitholders. We expect to fund our capital expenditures with additional borrowings under our senior secured credit facility.

•                  At September 30, 2009, our senior secured credit facility provides for a maximum borrowing line of credit equal to $200 million.  The senior secured credit facility expires on December 22, 2011.  At September 30, 2009, our outstanding borrowings were approximately $165 million, resulting in available capacity of approximately $35 million.

•                  Management and the board of directors of our general partner previously approved capital projects with estimated completion dates that extend through December 31, 2010.  At September 30, 2009, the remaining capital expenditures to complete the approved capital projects are estimated to range from $18 million to $25 million.  We expect to fund our capital expenditures with additional borrowings under our senior secured credit facility.

•                  Pursuant to existing terminaling services agreements with Morgan Stanley Capital Group Inc. (“MSCG”), we expect to receive payments through September 30, 2010 from MSCG in the range of $3 million to $10 million, which are due and payable upon completion of certain of the capital projects referred to above.

•                  Upon our payment of the remaining capital expenditures to complete the approved capital projects and our receipt of payments from MSCG upon completion of certain of the capital projects, we currently expect to have no less than $20 million in available capacity under our senior secured credit facility.

•                  At our request, subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders, the maximum borrowings under the senior secured credit facility can be increased by up to an additional $100 million.  The terms of the senior secured credit facility also permit us to borrow up to approximately $25 million from other lenders, including our general partner and its affiliates.

•                  At September 30, 2009, we are party to an interest rate swap agreement with Wachovia Bank, N.A. with an aggregate notional amount of $150 million that expires June 2011.  Pursuant to the terms of the interest rate swap agreement, we pay a fixed rate of approximately 2.2% and receive an interest payment based on the one-month LIBOR.  At September 30, 2009, outstanding borrowings under our senior secured credit facility bore interest at LIBOR plus 1.5%.

Attachment A contains additional selected financial information and results of operations and Attachment B contains a computation of our adjusted operating surplus.

CONFERENCE CALL

TransMontaigne Partners L.P. previously announced that it has scheduled a conference call for Monday, November 9, 2009 at 11:00 a.m. (ET) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(800) 230-1092

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 1:00 p.m. (ET) on Monday, November 9, 2009 until 11:59 p.m. (ET) on Monday, November 16, 2009 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  121564

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

The following selected financial information is extracted from the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2009, which was filed on November 9, 2009 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three Months Ended
	September 30, 2009	September 30, 2008
Income Statement Data
Revenue	$35,370	$35,204
Direct operating costs and expenses	(16,915)	(16,331)
Direct general and administrative expenses	(606)	(705)
Operating income	7,764	8,783
Net earnings	5,699	6,964
Net earnings allocable to limited partners	5,127	6,367
Net earnings per limited partner unit—basic	$0.41	$0.51

	September 30, 2009	December 31, 2008
Balance Sheet Data
Property, plant and equipment, net	$458,103	$447,753
Goodwill	24,671	24,667
Total assets	517,657	507,039
Long-term debt	165,000	165,500
Partners’ equity	303,766	307,579

Selected results of operations data for each of the quarters in the years ended December 31, 2009 and 2008 are summarized below (in thousands):

	Three months ended				Year ending
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009
Revenues	$34,402	$35,849	$35,370	$—	$105,621
Direct operating costs and expenses	(15,544)	(15,430)	(16,915)	—	(47,889)
Direct general and administrative expenses	(1,099)	(705)	(606)	—	(2,410)
Allocated general and administrative expenses	(2,510)	(2,510)	(2,510)	—	(7,530)
Allocated insurance expense	(725)	(725)	(725)	—	(2,175)
Reimbursement of bonus awards	(309)	(309)	(309)	—	(927)
Depreciation and amortization	(6,355)	(6,450)	(6,541)	—	(19,346)
Gain on disposition of assets	—	1	—	—	1
Operating income	7,860	9,721	7,764	—	25,345
Other expense, net	(1,438)	(1,812)	(2,065)	—	(5,315)
Net earnings	$6,422	$7,909	$5,699	$—	$20,030

	Three months ended				Year ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	December 31, 2008
Revenues	$33,824	$35,092	$35,204	$34,020	$138,140
Direct operating costs and expenses	(15,467)	(15,320)	(16,331)	(14,732)	(61,850)
Direct general and administrative expenses	(1,073)	(1,317)	(705)	(1,043)	(4,138)
Allocated general and administrative expenses	(2,507)	(2,508)	(2,508)	(2,507)	(10,030)
Allocated insurance expense	(713)	(704)	(708)	(710)	(2,835)
Reimbursement of bonus awards	(375)	(375)	(375)	(375)	(1,500)
Depreciation and amortization	(5,733)	(5,772)	(5,794)	(6,017)	(23,316)
Gain on disposition of assets, net	—	—	—	2	2
Operating income	7,956	9,096	8,783	8,638	34,473
Other expense, net	(1,754)	(1,471)	(1,819)	(3,831)	(8,875)
Net earnings	$6,202	$7,625	$6,964	$4,807	$25,598

ATTACHMENT B

ADJUSTED OPERATING SURPLUS

During the subordination period, the common units will have the right to receive distributions in an amount equal to the minimum quarterly distribution of $0.40 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units, before any distributions will be made on the subordinated units.  Conversion of subordinated units to common units will occur in the future only if, in addition to other requirements, we generate Adjusted Operating Surplus, as defined in the partnership agreement, equal to or greater than the minimum distribution requirement on all common units, subordinated units and the general partner interest.  The following summarizes our Adjusted Operating Surplus generated during the periods indicated (in thousands):

	July 1, 2009 through September 30, 2009	January 1, 2009 through September 30, 2009

Net earnings	$5,699	$20,030
Depreciation and amortization	6,541	19,346
Amounts due under long-term terminaling services agreements, net	25	(839)
Amortization of deferred revenue—reimbursable projects	(764)	(1,652)
Payments received upon completion of reimbursable projects	6,587	16,745
Reserve	(6,202)	(15,904)
Unrealized loss on derivative instrument	553	819
Capitalized interest cost	(186)	(626)
Amortization of deferred equity-based compensation	65	119
Distributions paid to holders of restricted phantom units	(33)	(51)
Cash paid for repurchase of common units	(46)	(104)
Maintenance capital expenditures	(1,303)	(3,580)
“Adjusted Operating Surplus” generated during the period	$10,936	$34,303

Actual distribution for the period on all common units, subordinated units and the general partner interest	$7,959	$23,877
Minimum distribution for the period on all common units, subordinated units and the general partner interest	$5,079	$15,237

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website: www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 9, 2009.

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